   As filed with the Securities and Exchange Commission on September 26, 2001

                                                      Registration No. 333-64816
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           BIOTRANSPLANT INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                      04-3119555
     (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                      Identification No.)

   CHARLESTOWN NAVY YARD
 BUILDING 75, THIRD AVENUE
CHARLESTOWN, MASSACHUSETTS                                     02129
(Address of Principal Executive Offices)                     (Zip Code)

             ELIGIX, INC. 1997 EQUITY INCENTIVE PLAN, AS AMENDED
                                      AND
       ELIGIX, INC. AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

                              ELLIOT LEBOWITZ, Ph.D.
                            CHIEF EXECUTIVE OFFICER
                           BIOTRANSPLANT INCORPORATED
                              CHARLESTOWN NAVY YARD
                            BUILDING 75, THIRD AVENUE
                        CHARLESTOWN, MASSACHUSETTS 02129
                     (Name and Address of Agent For Service)

                                 (617) 241-5200
          (Telephone Number, Including Area Code, of Agent For Service)

                                Explanatory Note

         The reoffer prospectus set forth below and filed as part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended, and in accordance with Section C of the General Instructions to Form S-8. The reoffer prospectus may be used for reofferings and resales of common stock acquired by the selling stockholders listed on page 14 of the reoffer prospectus, pursuant to the Eligix, Inc. Amended and Restated Management Equity Incentive Plan, which was assumed by BioTransplant on May 15, 2001 in connection with the acquisition of Eligix, Inc. by BioTransplant. These selling stockholders are affiliates of BioTransplant Incorporated (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933).

REOFFER PROSPECTUS

                           BIOTRANSPLANT INCORPORATED

                         451,916 SHARES OF COMMON STOCK

                                ----------------


         This prospectus relates to resales of common stock that we issued to the selling stockholders listed on page 14. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders identified in this prospectus, or their permitted transferees, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Each of the selling stockholders is, as of the date of this prospectus, our affiliate.

         Our common stock is traded on the Nasdaq National Market under the symbol "BTRN." On September 25, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $4.50 per share. You are urged to obtain current market quotations for the common stock.

                                ----------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our principal executive offices are located at Building 75, Third Avenue, Charlestown Navy Yard, Charlestown, Massachusetts 02129 and our telephone number is (617) 241-5200.

                                ----------------

              The date of this prospectus is September 25, 2001

                        TABLE OF CONTENTS

                                                             PAGE

 Prospectus Summary........................................... 3

 Who We Are................................................... 3

 Risk Factors................................................. 5

 Special Note Regarding Forward-Looking Information...........13

 Use Of Proceeds..............................................14

 Selling Stockholders.........................................14

 Plan Of Distribution.........................................15

 Legal Matters................................................16

 Experts......................................................16

 Where You Can Find More Information..........................16

 Incorporation Of Certain Documents By Reference..............17


         BioTransplant Incorporated's executive offices are located at Building 75, Third Avenue, Charlestown Navy Yard, Charlestown, Massachusetts 02129, and our telephone number is 617-241-5200. Unless the context otherwise requires, references in this prospectus to "BioTransplant," "we," "us," and "our" refer to BioTransplant Incorporated and its subsidiaries.

         BioTransplant(TM), ImmunoCognance(TM), AlloMune(TM), BTI-322(TM) and Eligix(TM) are our trademarks. This prospectus also contains trademarks and tradenames of others.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                                   WHO WE ARE

         BioTransplant is developing pharmaceutical products and systems to enable the body's immune system to better tolerate the transplantation of foreign cells, tissues and organs. Our lead product, the Eligix BCell-HDM
Cell Separation System, received CE Mark approval in February 2001, and is currently being marketed in Europe. CE mark approval indicates compliance with European standards for safety and allows certified products to be marketed and sold in Europe. We began U.S. Phase III clinical trials of this product in May 2001. In September 2001, we also received CE Mark approval of a second product, the Eligix TCell-HDM Cell Separation System. The BCell-HDM and TCell-HDM Cell Separation System products will be commercialized and sold pursuant to an exclusive distribution agreement with Gambro BCT.

         In addition, MEDI-507, an antibody product, is being developed in collaboration with MedImmune, Inc. We have exclusively licensed MEDI-507 to MedImmune as a stand-alone agent, and we are entitled to royalties on product sales, if any, as well as milestone payments if specific product-related milestones are achieved. MEDI-507 is currently in multiple Phase II clinical trials for the treatment of psoriasis.

         We are also independently developing proprietary technology, which we refer to as ImmunoCognance technology, which is based upon mixing elements of a donor's immune system with that of a patient in a manner that enables the patient to recognize the donor's tissues as if those foreign tissues belonged to the patient. We believe that our ImmunoCognance technology will have the following benefits when compared to current technologies:

         o improve clinical outcomes in bone marrow transplantation for cancer and other diseases;

         o reduce or eliminate the need for long-term administration of potentially debilitating immunosuppressive drugs to a patient after a transplantation procedure;

         o minimize infection and health complications that may result from conventional therapies used in connection with the transplantation of foreign cells, tissues and organs;

         o        reduce the cost of treating end-stage organ disease; and

         o increase the supply of cells, tissues and organs available for transplantation procedures.

         Based upon our ImmunoCognance technology, we are developing a portfolio of products designed to improve therapies associated with organ and bone marrow transplantation as well as to improve the treatment of cancer, autoimmune diseases and blood disorders. Our AlloMune System for Cancer is currently in a multi-center Phase I/II clinical trial for therapy-resistant lymphoma, and we anticipate filing an investigational new drug application in 2001 for additional indications. We expect that Phase I clinical studies of our AlloMune System for Transplantation for human kidney transplantation will begin in 2001.

         On May 15, 2001, we completed our acquisition of Eligix, Inc. Through this acquisition we gained access to Eligix' patented High Density Microparticle, or HDM, technology, which is designed to enable the efficient selection of specific populations of human cells from blood and bone marrow. Our HDM product candidates, BCell-HDM and TCell-HDM, will target bone marrow and stem cell transplant procedures. We are targeting these products for the removal of unwanted or undesirable cells from stem cell transplants and related blood products to reduce the risk of relapse or graft-versus-host disease following bone marrow or stem cell transplantation for cancer and other diseases, including autoimmune and genetic disorders. In August 2001, we entered into an exclusive distribution agreement with Gambro BCT, a wholly-owned subsidiary of Gambro AB, for the distribution of our Eligix HDM cell separation product line. The territory will be worldwide, exclusive of the U.S., Canada and Japan. Gambro BCT has an option to obtain the exclusive right to distribute products in the U.S. and Canada, and has a right of first negotiation with respect to any distribution agreement in Japan. Under the agreement, we will be responsible for developing, manufacturing and obtaining CE Mark approval for the HDM cell separation products and Gambro BCT will be responsible for continued clinical market development and all other aspects of marketing, sales and distribution.

         In September 2000, we and Novartis Pharma AG formed a new company, Immerge BioTherapeutics AG, to conduct further research in the area of xenotransplantation, which is the transplantation of cells, tissues and organs from one species to another. Novartis has committed $30 million in research funding to Immerge over three years, and has exclusively licensed technology to Immerge in return for a 67% ownership and exclusive development and marketing rights. BioTransplant has exclusively licensed technology to Immerge in exchange for a 33% ownership and future royalties from the sale of any xenotransplantation products by Novartis.

         In addition to our corporate collaboration with MedImmune and our joint venture with Novartis, we are collaborating with a number of other organizations, including the Massachusetts General Hospital and the Dana Farber Cancer Institute, in the fields of cell, tissue and organ transplantation.

         We believe that we have built a strong patent portfolio relating to our technology. As of August 31, 2001, we owned or had licensed 37 issued United States patents and 39 allowed or pending United States patent applications, as well as applications for foreign patents.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

              RISKS RELATED TO OUR BUSINESS, INDUSTRY AND STRATEGY

         THERE ARE UNCERTAINTIES AS TO THE EFFECTIVENESS OF OUR TECHNOLOGICAL APPROACHES AND, AS A RESULT, WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE ANY PRODUCTS.

         Our future success depends on the successful development of our ImmunoCognance and Eligix Cell Separation System technologies. The MEDI-507 antibody product under development, the prototype AlloMune System and the Eligix Cell Separation System have been tested in relatively few patients and we may not be able to demonstrate the clinical benefits of these products in a larger patient population. Furthermore, the technology that we have exclusively licensed to our joint venture with Novartis Pharma AG is based upon the transplantation of organs from swine into humans. To our knowledge, transplantation of swine organs has never been tested in humans. As a consequence, we are not sure whether any of our or our collaborators' potential products will be effective in treating any of the disorders we have targeted. In addition, these products may prove to have undesirable or unintended side effects, toxicities or other characteristics that may prevent or limit their commercial use. If our technological approach is not successful or accepted, then neither we nor our collaborators will be able to develop or commercialize these products.

         WE ARE DEPENDENT ON MEDIMMUNE AND NOVARTIS TO DEVELOP, MANUFACTURE AND SELL TECHNOLOGIES EXCLUSIVELY LICENSED BY US, AND IF THESE PARTIES ARE NOT SUCCESSFUL, THEN WE WILL NOT ACHIEVE SIGNIFICANT REVENUES BASED ON THESE TECHNOLOGIES.

         We have a collaborative agreement with MedImmune under which we have provided MedImmune with the exclusive worldwide right to develop and commercialize products derived from the BTI-322 and MEDI-507 antibodies. In addition, our joint venture with Novartis, Immerge BioTherapeutics, has exclusively licensed to Novartis the right to develop and commercialize any products derived from Immerge's research program in xenotransplantation, which refers to the transplantation of cells, tissues and organs from one species to another. Under each of these collaborative agreements, we have the right to receive royalties on product sales, if any. Our ability to achieve royalty revenue under these arrangements will be heavily dependent on the efforts and activities of MedImmune and Novartis. Our arrangements with MedImmune and, through our joint venture, with Novartis allow them significant discretion in determining the efforts and resources that they will apply to the development and commercialization of products based upon our technologies. Accordingly, we are unable to control whether or not products based upon our technologies will be scientifically or commercially successful.

         The risks that we face in connection with our agreements with MedImmune and Novartis include the following:

         o        These agreements are subject to termination on short notice.
                  Specifically, MedImmune may terminate the agreement with us, and Novartis has the right to terminate the agreement with the joint venture, on 60 days' notice as a result of an uncured material breach by us or the joint venture, as the case may be. If either MedImmune or Novartis terminates its collaboration with us, or the joint venture, in the case of Novartis, it may be difficult for us to attract a new partner to develop and commercialize products based on our technologies and may adversely affect the perception of us in the business and financial communities.

         o If MedImmune or Novartis were to breach or terminate its agreement with us, or the joint venture, in the case of Novartis, reduce its funding or otherwise fail to conduct the collaboration successfully, we could be required to devote additional internal resources to the program that is the subject of the collaboration, scale back or terminate the program or seek an alternative partner.

         o MedImmune and Novartis may pursue higher priority programs or change the focus of their research and development programs, which could affect either party's commitment to us.

         o If any product under development is approved for marketing, any reductions in marketing or sales efforts or a discontinuation of marketing or sales of that product by MedImmune or Novartis would reduce any revenues we may then be receiving on sales of the product.

         WE WILL DEPEND ON OUR ELIGIX CELL SEPARATION SYSTEM PRODUCTS FOR SUBSTANTIALLY ALL OF OUR NEAR-TERM REVENUE, AND IF THE CELL SEPARATION SYSTEM PRODUCTS DO NOT GAIN WIDESPREAD MARKET ACCEPTANCE, THEN OUR REVENUE WILL NOT GROW.

         We only recently received CE mark approval to sell our lead products, the BCell-HDM and TCell-HDM Cell Separation Systems, in the European Union. To date, we have sold only relatively few BCell-HDM devices. Because we currently depend on European sales of our Cell Separation System products to generate all of our near-term revenue, if we, or our distribution partner, Gambro, fail to achieve widespread market acceptance of the products in Europe we will not be able to grow our product revenue.

         WE WILL NOT BE PROFITABLE IF THE MARKET IS NOT RECEPTIVE TO NEW PRODUCTS UPON THEIR INTRODUCTION.

         The commercial success of our products when and if they are approved for marketing will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost effective and safe. All of the products that we are developing and/or commercializing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to convince the medical community and third-party payors to accept and use any products we may develop.

         Other factors that we believe will materially affect market acceptance of our products under development include:

         o the timing of our receipt of marketing approvals, if any, and the countries in which approvals are obtained;

         o the safety, efficacy and ease of administration of any products we develop;

         o        the success of our physician education programs; and

         o the availability of government and third-party payor reimbursement of any products we develop.

         XENOTRANSPLANTATION INVOLVES RISKS WHICH HAVE RESULTED IN ADDITIONAL FDA OVERSIGHT AND WHICH IN THE FUTURE MAY RESULT IN ADDITIONAL REGULATION.

         Xenotransplantation poses a risk that viruses or other animal pathogens may be unintentionally transmitted to a human patient. The United States Food and Drug Administration, or FDA, will require testing to determine whether infectious agents, including specific viruses referred to as porcine endogenous retroviruses, also known as PERV, are present in patients who have received cells, tissues or organs from miniature swine. While porcine endogenous retroviruses have not been shown to cause any disease in pigs, it is not known what effect, if any, these retroviruses may have on humans.

         Other companies are currently conducting clinical trials involving the transplantation of pig cells into humans. The FDA requires lifelong monitoring of these transplant recipients. If porcine endogenous retroviruses or any other virus or infectious agent is detected in tests or samples from these transplant recipients, the FDA may require Novartis to halt its clinical trials and perform additional tests to assess the risk of infection to potential patients. This could result in delays in the successful development and commercialization of any xenotransplantation products.

         The FDA has proposed, but not yet established, definitive regulatory guidelines for xenotransplantation. We and Novartis may not be able to comply with any final guidelines the FDA may issue.

         RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

         WE WILL REQUIRE SUBSTANTIAL ADDITIONAL FINANCING IN THE NEAR TERM, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY DILUTE YOUR OWNERSHIP INTEREST IN US.

         We anticipate that our existing funds will be sufficient to fund our operating and capital requirements through the second quarter of 2002. We expect to use rather than generate funds from operations for the foreseeable future. In particular, we will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our AlloMune System and Eligix Cell Separation System and to manufacture and market products that are approved for commercial sale. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our research and product developments, reduce our workforce and license to others products or technologies we would otherwise seek to commercialize ourselves.

         We may seek additional funding through collaborative arrangements, borrowing money and by the sale of additional equity securities. Any sales of additional equity securities are likely to result in further dilution to our then existing stockholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. We may also borrow money from conventional lenders, possibly at high interest rates, which will increase the risk of your holdings. Despite our efforts, additional funding may not be available to us at all or only on terms that are unacceptable to us. We also could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, product candidates or products which we would otherwise pursue on our own.

         Even if we are able to raise additional funds in a timely manner, our future capital requirements will vary depending on many factors, including the following:

         o continued progress in our research and development programs, as well as the magnitude of these programs;

         o the resources required to successfully complete our clinical trials;

         o        the time and costs involved in obtaining regulatory approvals;

         o        the cost of manufacturing and commercialization activities;

         o        the cost of any additional facilities requirements;

         o the timing, receipt and amount of milestone and other payments from collaborative partners;

         o the timing, receipt and amount of sales and royalties from our potential products in the market; and

         o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the costs of obtaining any required licenses to technologies.

         WE HAVE INCURRED SUBSTANTIAL LOSSES, EXPECT TO CONTINUE TO INCUR ADDITIONAL LOSSES AND WILL NOT BE SUCCESSFUL UNTIL WE REVERSE THIS TREND.

         We have incurred losses in each year since our date of organization. We expect to incur operating losses for the foreseeable future.

         To date, we have not successfully commercialized and sold the types of products we are currently developing. Many of the products that we are developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval before they can be sold commercially in major markets such as the United States. In particular, we may need to successfully develop several new technologies in order to complete development of our AlloMune System. If we do not successfully develop and commercialize any products, we will never become profitable.

         To date, we have generated substantially all of our revenues from payments from our collaborative partners. In 2000, we generated approximately $4.6 million, or 100% of our total revenue, from our collaboration with Novartis, which was terminated in October 2000 in connection with the formation of our joint venture with Novartis. We have not received significant revenues from the sale of products. We anticipate that it may be a number of years, if ever, before we will receive significant revenues from product sales or royalties.

                RISKS RELATING TO CLINICAL AND REGULATORY MATTERS

         IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL OR ARE NOT COMPLETED ON A TIMELY BASIS, WE WILL NOT BE ABLE TO DEVELOP AND COMMERCIALIZE ANY RELATED PRODUCTS AND, THEREFORE, WE WILL NOT ACHIEVE PROFITABILITY.

         To obtain regulatory approvals for the commercial sale of our products, we and our collaborative partners will need to complete extensive clinical trials in humans to demonstrate the safety and efficacy of the products. We have had limited experience in conducting clinical trials.

         Prior to commencing new clinical trials, we must submit investigational new drug and/or investigational device exemption applications to the FDA. Even if we receive authorization from the FDA to commence clinical trials, we or our collaborative partners may not be able to successfully complete these trials within an acceptable timeframe, if at all. How quickly we and our collaborative partners complete clinical trials is dependent in part upon the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. In particular, the patient population for a number of our potential products is small. If we experience delays in patient enrollment, we may incur additional costs and delay our research and development programs.

         Furthermore, we, our collaborative partners or the FDA may suspend our clinical trials at any time on various grounds, including a finding that the patients in the trials are being exposed to unacceptable health risks. Finally, our clinical trials, if completed, may not show the potential product to be safe or effective, thereby preventing regulatory approval.

         WE ARE DEPENDENT ON OUR COLLABORATIVE PARTNERS TO CONDUCT CLINICAL TRIALS ON OUR MEDI-507 AND XENOTRANSPLANTATION PRODUCTS AND, THEREFORE, WE ARE NOT IN CONTROL OF THE TIMING OF THESE CLINICAL TRIALS.

         We are dependent upon MedImmune to conduct clinical trials with respect to MEDI-507 and will be dependent upon Novartis to conduct clinical trials for the development of xenotransplantation products, if any, that arise out of our joint venture's research program. We may become dependent upon other third parties to conduct future clinical trials of our AlloMune System and Eligix Cell Separation System. As a result, we will have less control over these clinical trials than if we were conducting the trials directly. Consequently, these trials may not begin or be completed on a schedule that is acceptable to us.

         THE APPROVAL PROCESS IS COSTLY AND LENGTHY AND WE MAY NOT OBTAIN AND MAINTAIN THE REGULATORY APPROVALS REQUIRED TO SUCCESSFULLY MARKET AND SELL OUR PRODUCTS.

         We must obtain regulatory approval for our ongoing development activities and before marketing or selling any of our products. We may not receive regulatory approvals to conduct clinical trials of our products or to manufacture or market our products. In addition, regulatory agencies may not grant such approvals on a timely basis or may revoke previously granted approvals or impose fines, suspensions, product recalls and other sanctions if we fail to comply with applicable regulatory requirements.

         The process of obtaining FDA and other required regulatory approvals is expensive and typically takes a number of years, depending on the complexity and novelty of the product. Any delay in obtaining or failure to obtain required clearance or approval of a product by the appropriate regulatory authorities, would materially adversely affect our ability to generate revenues from the affected product. We have limited experience in filing and prosecuting the applications required to gain regulatory approval.

         There is limited regulatory precedent for the approval of products based upon the technologies that we are employing to develop products. The AlloMune System and Eligix Cell Separation System are based on new technologies and/or new therapeutic approaches that have not been extensively tested in humans. Accordingly, the regulatory requirements governing these products under development may be more rigorous than for conventional products. In addition, the FDA has not yet established final or comprehensive guidelines for xenotransplantation. As a result, we may experience a longer regulatory process in connection with any products that we or our collaborators seek to develop based on these new technologies and/or new therapeutic approaches.

         We also are subject to numerous foreign regulatory requirements governing the design and conduct of the clinical trials and the manufacturing and marketing of our future products. The approval procedure varies among countries. The time required to obtain foreign approvals often differs from that required to obtain FDA approvals. Moreover, even if we receive FDA approval, we may not receive necessary approvals by regulatory authorities in other countries.

         All of these regulatory risks also are applicable to development, manufacturing and marketing undertaken by our key collaborators, MedImmune and Novartis, and any other future collaborators who may seek to develop, market and sell products based upon our technologies.

                     RISKS RELATING TO INTELLECTUAL PROPERTY

         WE MAY NOT BE ABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES AND WE MAY INFRINGE PATENT RIGHTS OF THIRD PARTIES.

         Our success depends in significant part on our ability to:

         o        obtain patents;

         o        protect trade secrets;

         o operate without infringing upon the proprietary rights of others; and

         o        prevent others from infringing on our proprietary rights.

         The validity and permissible scope of claims covered in patents relating to our technology involve important unresolved legal principles. Furthermore, there is substantial uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If human clinical data are required, our ability to obtain patent protection could be delayed or otherwise adversely affected.

         Patents may not issue from any patent applications that we own or license. If patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

         We may not hold proprietary rights to all of the patents related to our proposed products or services. These patents may be owned or controlled by third parties. As a result, we or our collaborative partners may be required to obtain licenses under third-party patents to market our proposed products or services. If licenses are not available on acceptable terms, we or our collaborative partners will not be able to market these products or services.

         IF WE LOSE IMPORTANT LICENSE RIGHTS, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND ACHIEVE PROFITABILITY.

         We are a party to technology in-licenses with the Catholic University of Louvain, the Alberta Research Council and the Coulter Corporation. We expect to enter into additional licenses in the future. These in-licenses relate to important technologies that may be necessary for the development and commercialization of our products. These licenses impose various commercialization, indemnification, royalty, insurance and other obligations on us. Although we currently meet the requirements imposed by the licenses, if we fail to comply with these requirements in the future, the licensors will have the right to terminate these licenses or make the licenses non-exclusive, which could affect our ability to exploit important technologies that are required for successful development of our products.

          RISKS RELATING TO PRODUCT MANUFACTURING, MARKETING AND SALES

         WE HAVE ONLY LIMITED SALES AND MARKETING EXPERIENCE AND WILL DEPEND SIGNIFICANTLY ON THIRD PARTIES WHO MAY NOT SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

         We have only limited sales, marketing and distribution experience. We plan to rely significantly on sales, marketing and distribution arrangements with third parties, including our collaborative partners. For example, we have granted Gambro BCT exclusive rights to market our HDM cell separation product line worldwide, except in the U.S., Canada and Japan. Gambro also has an option to gain exclusive rights in the U.S. and Canada and a right of first negotiation with respect to any distribution agreement in Japan. We have also granted MedImmune exclusive marketing rights to the MEDI-507 product under development and have granted Novartis exclusive worldwide rights to develop and market products based upon our xenotransplantation technologies. We may have to enter into additional marketing arrangements in the future and we may not be able to enter into these additional arrangements on terms which are favorable to us, if at all. In addition, we may have limited or no control over the sales, marketing and distribution activities of these third parties and sales through these third parties could be less profitable to us than direct sales. These third parties could sell competing products and may devote insufficient sales efforts to our products. Our future revenues will be materially dependent upon the success of the efforts of these third parties. Our ability to terminate these agreements unilaterally is limited in certain cases. If these third parties do not successfully commercialize our current and any future products that they may have the right to commercialize, we may never generate significant revenue or achieve profitability.

         We may seek to independently market products that are not already subject to marketing agreements with other parties. If we determine to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

         o we may not be able to attract and build a significant marketing staff or sales force;

         o the cost of establishing a marketing staff or sales force may not be justifiable in light of the revenues generated by any particular product; and

         o        our direct sales and marketing efforts may not be successful.

         IF WE EXPERIENCE MANUFACTURING DELAYS OR INTERRUPTIONS IN PRODUCTION OF OUR ELIGIX CELL SEPARATION SYSTEM, THEN WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND OUR REPUTATION COULD SUFFER.

         If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently produce key components of our Eligix Cell Separation System in one manufacturing facility. We would likely experience significant delays or cessation in producing our Eligix Cell Separation System at this facility if a labor strike, natural disaster, or other supply disruption were to occur. If we are unable to manufacture our Eligix Cell Separation System at our own facility, we may be required to enter into arrangements with one or more contract manufacturing companies. We could encounter delays or difficulties establishing relationships with contract manufacturers or in establishing agreements on terms that are favorable to us. In addition, if we are required to depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability.

         WE WILL DEPEND ON THIRD-PARTY MANUFACTURERS TO PRODUCE SOME OF OUR PRODUCTS UNDER DEVELOPMENT, AND IF THESE THIRD PARTIES DO NOT SUCCESSFULLY MANUFACTURE OUR PRODUCTS OUR BUSINESS WILL BE HARMED.

         We currently rely upon MedImmune to produce material for preclinical and clinical testing of MEDI-507 and expect to continue to do so in the future. In addition, if we receive the necessary regulatory approvals for other products under development, we also expect to rely upon third parties, including our collaborative partners, to produce materials required for commercial production. To the extent that we enter into manufacturing arrangements with third parties, we will be dependent upon these third parties to perform their obligations in a timely manner. If third-party manufacturers with whom we contract fail to perform their obligations, we may be adversely affected in a number of ways, including:

         o we may not be able to initiate or continue clinical trials of products that are under development;

         o we may be delayed in submitting applications for regulatory approvals for our products; and

         o ultimately, we may not be able to meet commercial demands for our products.

         IF WE OR OUR THIRD-PARTY MANUFACTURERS FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, WE COULD EXPERIENCE DISRUPTIONS IN THE MANUFACTURE AND SALE OF OUR PRODUCTS.

         Manufacturers, including us, must adhere to the FDA's current good manufacturing practices regulations, which are enforced by the FDA through its facilities inspection program. We and any third party manufacturers may not be able to comply or maintain compliance with good manufacturing practices regulations. If we or our manufacturers fail to comply, our receipt of premarket approval could be significantly delayed, or we or the third party manufacturer could be subject to FDA enforcement action, including an embargo on imported devices. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer we will be required to submit a premarket approval application supplement before the change is implemented.

         BECAUSE WE RELY ON A LIMITED NUMBER OF SUPPLIERS, WE MAY EXPERIENCE DIFFICULTY IN MEETING OUR CUSTOMERS' DEMANDS FOR OUR ELIGIX CELL SEPARATION SYSTEM PRODUCT IN A TIMELY MANNER OR WITHIN BUDGET.

         We currently purchase key components of our Eligix Cell Separation System from a variety of outside sources. Some of these components may only be available to us through a few sources. We generally do not have long-term agreements with any of our suppliers.

         Our reliance on our suppliers exposes us to risks, including:

         o the possibility that one or more of our suppliers could terminate their services at any time without penalty;

         o the potential inability of our suppliers to obtain required components;

         o the potential delays and expenses of seeking alternative sources of supply;

         o reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers; and

         o the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current good standing manufacturing practices regulations.

         Consequently, in the event that our suppliers delay or interrupt the supply of components for any reason, our ability to produce and supply our products could be impaired, which could lead to customer dissatisfaction.

                    RISK RELATING TO OUR FOREIGN OPERATIONS

         IF WE ARE UNABLE TO MEET THE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT WE WILL ENCOUNTER IN OUR INTERNATIONAL OPERATIONS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

         We currently expect to derive our near-term revenue from the sale by a distributor of our Eligix Cell Separation Device in the European Union. We are subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

         o failure of local laws to provide the same degree of protection against infringement of our intellectual property;

         o protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

         o potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

         o potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

                    RISK RELATING TO THE ELIGIX ACQUISITION

         WE FACE CHALLENGES IN INTEGRATING ELIGIX INTO BIOTRANSPLANT AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

         In May 2001, we acquired Eligix through a merger. The merger involves the integration of two different companies that have previously operated independently. Integrating Eligix' operations, technologies and personnel with those of BioTransplant is a complex process. We may not be able to complete the integration rapidly. After the integration, the combined company may not achieve the expected benefits of the merger. The diversion of the attention of our management and any difficulties encountered in the process of combining our companies could lead to unanticipated liabilities and costs and cause the disruption of, or a loss of momentum in, the business activities of the combined company. Further, the process of combining our companies could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. As a consequence, we may not successfully integrate Eligix or profitably manage the combined company and may incur severance-related costs. In addition, the combined company may not achieve revenues, net income or loss levels, efficiencies or synergies that justify the merger, and the merger may not result in earnings for the combined company in any future period.

                       RISKS RELATING TO OUR COMMON STOCK

         OUR STOCK PRICE IS HIGHLY VOLATILE, WHICH COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

         The market price of our common stock is highly volatile. For example, during the past three years, our stock price fluctuated from a low sale price of $1.00 in the quarter ended December 31, 1998 to a high sale price of $23.00 in the quarter ended March 31, 2000. Prices for our common stock will be determined in the market place and may be influenced by many factors, including variations in our financial results and investors' perceptions of us, as well as their perceptions of general economic, industry and market conditions. Broad market fluctuations may adversely affect the market price of our common stock and may cause a rapid and substantial decline in the value of your investment in our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         We include and incorporate in this prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that we include or incorporate in this prospectus, including regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. We use the words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations we disclose in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of future events, including any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We caution you that we may not update any or all of the forward-looking statements we make in this prospectus and incorporate in this prospectus by reference to other documents.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         This prospectus relates to possible sales by the selling stockholders, each of whom is an affiliate of BioTransplant (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933). The selling stockholders are offering up to a total of 451,916 shares of common stock. We issued the shares of common stock offered herein and covered by this prospectus to the selling stockholders pursuant to the Eligix, Inc. Amended and Restated Management Equity Incentive Plan, which we assumed in connection with our acquisition of Eligix. The following table sets forth, to our knowledge, certain information about the selling stockholders.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The table below includes shares subject to options which will be exercisable within 60 days following September 10, 2001. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

         We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         To our knowledge, except as noted in this paragraph and in the table below, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years. In May 2001, BioTransplant acquired Eligix pursuant to an agreement and plan of merger by and among BioTransplant, BT/EL Acquisition Co., a wholly-owned subsidiary of BioTransplant, and Eligix. Pursuant to the agreement and plan of merger, BT/EL Acquisition Co. merged with and into Eligix, whereupon Eligix became a wholly-owned subsidiary of BioTransplant. Walter C. Ogier was President, Chief Executive Officer and a director of Eligix from November 1997 to May 2001. James Embree was Vice President, Manufacturing of Eligix from January 1998 to May 2001. Tara Clark was Vice President, Marketing of Eligix from September 1999 to May 2001. Judith Sommer was Vice President, Quality Assurance of Eligix from September 1998 until May 2001. Constance Garrison was Director of Regulatory Affairs of Eligix from April 1997 to May 2001.

                                                            Shares of Common Stock                       Shares of Common Stock to
                                                           Beneficially Owned Prior       Number of        be Beneficially Owned
                                  Relationship                   to Offering               Shares of           After Offering
                                     With                 -------------------------     Common Stock     -------------------------
   Name of Selling Stockholder    BioTransplant            Number        Percentage     Being Offered       Number      Percentage
   ---------------------------    -------------           --------       ----------     -------------    -----------    ----------
Walter C. Ogier                   President               278,177(1)       1.3%           165,617         112,560(1)        *
James Embree                      Senior Vice President   129,765(2)        *              89,870          39,895(2)        *
Judith Sommer                     Vice President          112,105(3)        *              75,952          36,153(3)        *
Tara Clark                        Vice President          107,962(4)        *              84,051          23,911(4)        *
Constance Garrison                Vice President           51,410(5)        *              36,426          14,984(5)        *

--------------------------
*   Less than one percent.

(1) Includes 112,560 shares of common stock which Mr. Ogier has the right to acquire within 60 days of September 10, 2001 upon the exercise of stock options.

(2) Includes 39,895 shares of common stock which Mr. Embree has the right to acquire within 60 days of September 10, 2001 upon the exercise of stock options.

(3) Includes 36,153 shares of common stock which Ms. Sommer has the right to acquire within 60 days of September 10, 2001 upon the exercise of stock options.

(4) Includes 23,911 shares of common stock which Ms. Clark has the right to acquire within 60 days of September 10, 2001 upon the exercise of stock options.

(5) Includes 9,984 shares of common stock which Ms. Garrison has the right to acquire within 60 days of September 10, 2001 upon the exercise of stock options.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. This prospectus also covers sales by permitted transferees of the selling stockholders. A permitted transferee is a family member who has acquired the shares of common stock from a selling stockholder through a gift or domestic relations order and without paying value for the shares. A family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or a selling stockholder) control the management of assets, and any other entity in which these persons (or a selling stockholder) own more than fifty percent of the voting interests. The term "selling stockholder" hereafter includes permitted transferees.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         o        in privately negotiated transactions; and

         o        in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

         o        the number of shares being offered;

         o the terms of the offering, including the name of any underwriter, dealer or agent;

         o        the purchase price paid by any underwriter;

         o any discount, commission and other item constituting compensation;

         o any discount, commission or concession allowed or reallowed or paid to any dealer; and

         o        the proposed selling price to the public.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The consolidated balance sheets of BioTransplant Incorporated as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000 and for the period from inception (March 20, 1990) to December 31, 2000, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

         The audited historical financial statements of Eligix, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and for the period from inception (December 27, 1996) to December 31, 2000 incorporated by reference in this registration statement to the BioTransplant Incorporated Form 8-K/A dated May 15, 2001, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Eligix, Inc.'s ability to continue as a going concern as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

         (1) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment No. 1 to Form 10-K/A and Amendment No. 2 to Form 10-K/A;

         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as amended by Amendment No. 1 to Form 10-Q/A;

         (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

         (4) Our Current Reports on Form 8-K filed on February 21, 2001, February 23, 2001, March 9, 2001, March 12, 2001, May 25,
                  2001 and June 14, 2001;

         (5)      Our Current Report on Form 8-K/A filed on June 26, 2001;

         (6) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 26, 1996, as amended by a Current Report on Form 8-K filed on August 9, 2000 and including any other amendments or reports filed for the purpose of updating that description.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                           BioTransplant Incorporated
                           Building 75, Third Avenue
                           Charlestown Navy Yard
                           Charlestown, Massachusetts 02129
                           Attention:  Richard V. Capasso
                           Telephone:  (617) 241-5200

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a) The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of the securities contained in the registrant's registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement. Steven D. Singer, a partner of Hale and Dorr LLP, serves as Secretary to the registrant.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article X of the Company's Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he will be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

     Article X of the Company's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 102 of the Delaware General Corporation law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. BioTransplant has included such a provision in its Certificate of Incorporation.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Company maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

     ITEM 8. EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     ITEM 9. UNDERTAKINGS.

     1. ITEM 512(a) OF REGULATION S-K. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. ITEM 512(b) OF REGULATION S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     3. ITEM 512(h) OF REGULATION S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlestown, Massachusetts, on this 26th day of September, 2001.

                                       BIOTRANSPLANT INCORPORATED

                                       By: /s/ Richard V. Capasso
                                          -------------------------------------
                                          Richard V. Capasso
                                          Vice President, Finance
                                          and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                TITLE                             DATE

  Elliot Lebowitz*                    Chief Executive Officer
-------------------------             and Director
Elliot Lebowitz                       (Principal executive officer)          September 26, 2001

    Walter C. Ogier*
-------------------------             President, Chief Operating
Walter C. Ogier                       Officer and Director                   September 26, 2001

/s/ Richard V. Capasso                Vice President, Finance and
-------------------------             Treasurer (Principal financial
Richard V. Capasso                    and accounting officer)                September 26, 2001

    James C. Foster*
-------------------------
James C. Foster                       Director                               September 26, 2001


-------------------------
Daniel O. Hauser                      Director

       SIGNATURE                                TITLE                             DATE

    Arnold L. Oronsky*
-------------------------
Arnold L. Oronsky                     Director                              September 26, 2001

    Michael S. Perry*
-------------------------
Michael S. Perry                      Director                              September 26, 2001

    Susan M. Racher*
-------------------------
Susan M. Racher                       Director                              September 26, 2001

* /s/ Richard V. Capasso
-------------------------
Richard V. Capasso
Attorney-in-fact


                                INDEX TO EXHIBITS

NUMBER     DESCRIPTION
4.1(1)     Restated Certificate of Incorporation of the Registrant, as amended to date
4.2(2)     By-Laws of the Registrant, as amended to date
5.1*       Opinion of Hale and Dorr LLP, counsel to the Registrant
23.1*      Consent of Hale and Dorr LLP (included in Exhibit 5.1)
23.2       Consent of Arthur Andersen LLP
23.3       Consent of PricewaterhouseCoopers LLP
24.1*      Power of attorney

------------
(1) Incorporated herein by reference from the Registrant's Form 8-K dated
    July 18, 2000 (File No. 000-28324).
(2) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-02144).
*   Previously filed.